Exhibit 2.2

Bill of Sale and Assignment and Assumption Agreement

Dated as of 3rd November, 2025

This Bill of Sale and Assignment and Assumption Agreement (this “Bill of Sale”) is made and entered into as of the date set forth above (the “Closing Date”), by Amperics Holdings LLC, a California limited liability company (“Seller”) and ConnectM Technology Solutions, Inc., a Delaware corporation (the “Buyer”). The Seller and the Buyer may be referred to herein collectively as the “Parties” and each individually as a “Party”.

WHEREAS, Buyer, Seller and Amperics Inc., a Delaware corporation and the sole member of Seller (“Parent”) have entered into that certain Asset Purchase Agreement, dated as of October [        ], 2025 (“Agreement”), providing for Buyer to purchase from Seller certain assets and to assume from Seller certain liabilities;

WHEREAS, Seller desires to convey, transfer, assign, deliver, and contribute to Buyer all of Seller’s right, title, and interest in and to such assets, as further defined herein, and Buyer desires to accept all of Seller’s rights, title and interest in and to such assets; and

WHEREAS, Seller desires to convey, transfer, assign, deliver, and contribute to Buyer such liabilities, as further defined herein, and Buyer is willing to assume such liabilities;

NOW, THEREFORE, in consideration of $10 paid by the Buyer to the Seller, and the premises and of the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I.      General Provisions.

Section 1.01    Definitions. Capitalized terms used herein without definition shall have the meanings given in the Agreement.

Section 1.02    Sale of Assets; Assignment of Contracts and Intellectual Property.

(a)	Assets Generally. Seller hereby sells, grants, conveys, assigns, transfers and delivers to Buyer any and all of Seller’s right, title and interest in and to (i) (1) the assets as set forth on Exhibit 1 attached hereto; (2) copies of all information, files, correspondence, records, data, plans, reports, contracts, recorded knowledge, including customer, supplier, member, price and mailing lists, and all accounting or other books and records of the Seller in whatever media retained or stored, including computer programs and disks relating to the Business; and (3) the goodwill of the Business (collectively, the “Assets”); (ii) any state or common law rights in the Assets and the right of priority, together the right to sue for and collect, for its own use, all income, royalties, and damages hereafter due or payable to Seller with respect to the Assets, including without limitation, damages and payments for past, present, and future infringement or misappropriation of the Assets; and (iii) all of Seller’s other rights, title, and interest in the Assets, in each case free and clear of all Liens other than Permitted Liens. Such sale, transfer, conveyance and assignment shall be effective on the Closing Date.

(b)	Assumed Contracts and Assigned Intellectual Property. In furtherance of the provisions of Section 1.02(a), effective as of the Closing Date, Seller hereby assigns, transfers and conveys to Buyer the Assumed Contracts and the Assigned Intellectual Property and any and all of Seller’s right, title and interest in and to the Assumed Contracts and the Assigned Intellectual Property including, without limitation, all rights, benefits and advantages of the Seller to be derived therefrom and all burdens, obligations and liabilities to be derived thereunder, in consideration of the premises set forth herein. Hereafter, Seller disclaims any further interest in the Assumed Contracts or the Assigned Intellectual Property, and the Seller shall be replaced by the Buyer for all purposes of the Assumed Contracts, and the Assumed Contracts are each hereby deemed amended to the extent required to give effect thereto. Buyer hereby expressly accepts the assignment and transfer of the Assumed Contracts and the Assigned Intellectual Property, and promises to observe and perform all services and obligations required under the Assumed Contracts, for as long as each Assumed Contract remains in full force and effect. Buyer hereby expressly assumes all of Seller’s rights and obligations related to the Assumed Contracts in accordance with the terms and conditions hereof and thereof.

Section 1.03    Assumption of Liabilities.

(a)	Effective as of the Closing Date, in accordance with the terms and subject to the conditions of this Bill of Sale, Seller hereby absolutely, unconditionally and irrevocably transfers, conveys, grants, sets over, delivers and assigns to Buyer, all of Seller’s right, title, benefit, privilege and interest in, to and under the following liabilities: (i) the obligations of the Seller under the Assumed Contracts to the extent arising and accruing from and after the Closing Date and not relating to a breach or default by the Seller or Parent or a failure to perform timely, in each case, prior to the Closing Date; and (ii) the obligations of the Seller with respect to the Assigned Intellectual Property to the extent arising and accruing from and after the Closing Date (the “Assumed Liabilities”).

(b)	Effective as of the Closing Date, in accordance with the terms and subject to the conditions of this Bill of Sale, Buyer shall, and Buyer hereby does, assume, and Buyer shall thereafter pay, perform and discharge in due course, all of the Assumed Liabilities.

Section 1.04    Additional Provisions.

(a)	The Parties acknowledge and agree that the Assets exclude the Excluded Assets and the Assumed Liabilities exclude the Excluded Liabilities.

(b)	The Seller covenants and agrees that in the event that (i) the Assets or other rights covered in this Bill of Sale cannot be transferred or assigned by it without the consent of or notice to a third party and in respect of which any necessary consent or notice has not as of the date hereof been given or obtained, or (ii) the Assets or rights are non-assignable by their nature and will not pass by this Bill of Sale, the beneficial interest in and to the same will in any event pass to the Buyer, as the case may be; and the Seller covenants and agrees (a) to hold, and hereby declares that it holds, such property, Assets or rights in trust for, and for the benefit of, the Buyer, (b) to cooperate with the Buyer in the Buyer’s efforts to obtain and to secure such consent and give such notice as may be required to effect a valid transfer or transfers of such Assets or rights, (c) to cooperate with the Buyer in any reasonable interim arrangement to secure for the Buyer the practical benefits of such Assets pending the receipt of the necessary consent or approval, and (d) to make or complete such transfer or transfers as soon as reasonably possible. Seller covenants and agrees to warrant and defend title to the Assets sold against any person, firm, corporation or association.

(c)	Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney and attorneys of Seller, with full power of substitution in the name and stead of Seller, but on behalf and for the benefit of Seller, its successors and assigns, to demand and receive any and all of the Assets hereby sold, conveyed, transferred, assigned and delivered to Buyer, and to give receipts and releases for same, and any part thereof, and from time to time to institute and prosecute in the name of Seller, or otherwise, for the benefit of Buyer, its successors or assigns, any and all proceedings at law, in equity or otherwise, that Buyer, its successors and assigns, may deem proper in order to collect or reduce to possession any of such Assets, or to enforce any claim or right of any kind in respect thereof, and to do all acts and things in relation to such Assets that Buyer, its successors and assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are not revocable and shall not be revoked by Seller.

(d)	Seller hereby agrees that from time to time, at the request of Buyer and without further consideration, it will, execute, acknowledge and deliver such further instruments of conveyance, transfer and assignment and will take any other action that Buyer reasonably deems necessary or proper to more effectively convey, transfer, and vest in Buyer all of Seller’s right, title, and interest in and to the Assets as set forth hereunder.

(e)	Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to the Buyer and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale or to the authenticity of any copy, conformed or otherwise, hereof.

(f)	All of the terms and provisions of this Bill of Sale will be binding upon the Seller and its permitted successors and permitted assigns and will inure to the benefit of the Buyer and its permitted successors and permitted assigns.

Article II.      Miscellaneous.

Section 2.01    Construction. Unless the context of this Bill of Sale otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the term “or” has the inclusive meaning represented by the phrase “and/or”, (e) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Bill of Sale refer to this Bill of Sale as a whole and not to any particular provision of this Bill of Sale, (f) the terms “day” and “days” mean and refer to calendar day(s), (g) the terms “year” and “years” mean and refer to calendar year(s) and (h) the word “extent” in the phrase “to the extent” mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. Unless otherwise set forth herein, references in this Bill of Sale to (i) any document, instrument or agreement (including this Bill of Sale) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law (as hereinafter defined) means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Bill of Sale, unless otherwise specified. All accounting terms not specifically defined herein will be construed in accordance with GAAP. Unless otherwise set forth herein, the settlement of all payments hereunder will be made in Dollars. Where the term “made available” is used in this Bill of Sale, it means, with respect to any document or information, that the same has been made available or otherwise accessible to Buyer by means of the virtual data room established by the Seller not less than three (3) Business Days prior to the date of this Bill of Sale. The headings in this Bill of Sale are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions

Section 2.02   Entire Agreement; Amendment; Waiver. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter contained herein and supersede all prior agreements, representations and understandings, both written and oral, of the Parties and the rights and remedies of the Parties with respect to the subject matter of this Bill of Sale will be governed by the express terms hereof. No supplement, modification or amendment of this Bill of Sale will be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Bill of Sale will be deemed or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver. This Bill of Sale will be binding on and will inure to the benefit of the Parties and their respective permitted legal representatives, heirs, permitted successors and permitted assigns.

Section 2.03    Third Party Beneficiaries. Other than as specifically set forth herein, neither this Bill of Sale nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto and there are no third-party beneficiaries hereof.

Section 2.04    Investigation by Parties. No investigations made by or on behalf of any Party or any of their respective authorized agents at any time will have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by any other Party in or pursuant to this Bill of Sale.

Section 2.05    Expenses. Except as otherwise specifically set forth herein or in the Agreement, each Party shall be responsible for its own costs, fees and expenses regarding this Bill of Sale or the Transactions, including all of the fees and expenses incurred by such Party in connection with the preparation, execution and delivery of this Bill of Sale and all of such Party’s legal, accounting and other professional fees.

Section 2.06    Notices. All notices hereunder shall be sent in accordance with the provisions of the Agreement.

Section 2.07    Governing Law. This Bill of Sale, and all matters based upon, arising out of or relating in any way to this Bill of Sale including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

Section 2.08    Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS BILL OF SALE OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MASSACHUSETTES, IN EACH CASE LOCATED IN MIDDLESEX COUNTY, MASSACHUSETTES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 2.09   Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS BILL OF SALE OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS BILL OF SALE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.09. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THE WAIVER ABOVE BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF SUCH WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

Section 2.10   Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Bill of Sale by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Bill of Sale were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Bill of Sale and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Bill of Sale, at law or in equity.

Section 2.11   No Consequential Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY UNDER OR IN CONNECTION WITH THIS BILL OF SALE OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN FOR SPECIAL, GENERAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST OPPORTUNITY, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 2.12   Exhibits. All exhibits, schedules and attachments to this Bill of Sale and all exhibits, schedules and attachments thereto are hereby incorporated by reference into this Bill of Sale and hereby made a part hereof (whether or not physically attached hereto or thereto).

Section 2.13   Assignment. No Party may assign its rights or delegate its duties under this Bill of Sale without the prior written consent of the other Party, whether by operation of law or otherwise, and any attempted assignment in contravention of this provision shall be null and void and of no force or effect. This Bill of Sale will be binding upon and will inure to the benefit of the Parties and their respective permitted successors and permitted assigns, and any reference to a Party will also be a reference to the permitted successors and permitted assigns thereof.

Section 2.14   Severability. If any provision of this Bill of Sale is capable of two constructions, only one of which would render the provision valid, legal and enforceable, the provision will have the meaning which so renders it valid, legal and enforceable. If any provision of this Bill of Sale or the application of any provision hereof to any person or circumstance is determined to be invalid, unenforceable or illegal under present or future laws, such determination will not affect any other provision of this Bill of Sale or the application of such provision to any other person or circumstance, all of which will remain in full force and effect. If any provision of this Bill of Sale is deemed invalid, illegal or unenforceable, the Parties hereby agree to submit to as similar a provision as possible that is valid, legal and enforceable.

Section 2.15   No Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, subsidiary, affiliate, controlling party, entity under common control, ownership or management, vendor, service provider, agent, attorney or representative of the Buyer or any of the Buyer’s Affiliates will have any liability for (a) any obligations or liabilities of the Buyer relating to or arising from this Bill of Sale or (b) any claim against the Buyer based on, in respect of, or by reason of, the Transactions. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, subsidiary, affiliate, entity under common control, ownership or management, vendor, service provider, agent, attorney or representative of the Seller, Parent or Parent or any of the their respective Affiliates will have any liability for (x) any obligations or liabilities of Seller, Parent or Parent relating to or arising from this Bill of Sale or (y) any claim against the Seller, Parent or Parent based on, in respect of, or by reason of, the Transactions.

Section 2.16   Drafting. The Parties acknowledge and confirm that they and/or their respective attorneys have participated jointly in the review and revision of this Bill of Sale and that it has not been written solely by any one Party or counsel for any one Party. The Parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party will not be employed in the interpretation of this Bill of Sale to favor any Party against another.

Section 2.17   Survival. The provisions of this Article II shall survive the Closing Date for a period of two years thereafter.

Section 2.18  Counterparts; Copies. This Bill of Sale and any amendments hereto may be executed by the Parties in several counterparts, all of which together will constitute one agreement binding on all Parties, notwithstanding that all Parties may not have signed the same counterpart. This Bill of Sale and any amendments thereto may be executed by the Parties in several copies each of which will be deemed an original and it will not be necessary, when making proof of this Bill of Sale, to account for or produce more than one original of such copies. Any signature delivered by a Party by facsimile or PDF transmission will be deemed to be an original signature thereto.

[signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale to be executed by their respective duly authorized officers as of the Closing Date.

ConnectM Technology Solutions, Inc.

By:	/s/ Bhaskar Panigrahi
Name:	Bhaskar Panigrahi
Title:	Chief Executive Officer

Amperics Holdings LLC

By:	/s/ Bala Padmakumar
Name:	Bala Padmakumar
Title:	Managing Partner

Exhibit 1 – Page 8

Exhibit 1

Assets

Assumed Contracts :

•     QSolar – Under negotiation.

•     Assigned Intellectual Property/Proprietary information

o      - Proprietary technology related to

▪      Pseucapacitors

▪      Conductive Ink Formulations

▪      Production techniques

▪      Product specifications

•      Single Supercapacitor Cells

•      Supercapacitor Modules

•      Hybrid modules

▪      Marketing collateral

o       Patents

Exhibit 1 – Page 1

AMPERICS PORTFOLIO
REF. #	TYPE	STATUS	SERIAL #	TITLE	FILING DATE	SOURCE	NOTES	CRITICAL DATE	AGENTS	License	Tech ID	Atty Dkt
AMP01	PCT	Filed	PCT/US2009/053527	HIERARCHICAL NANOWIRE COMPOSITES FOR ELECTROCHEMICAL ENERGY STORAGE	8/12/2009	UCLA (Lu)	Conductive / Oxide Nanowire Interpenetrating Network		O'Banion (O'banion)	UCLA	2009-058-2	UC09-058-2FP
	P	Expired	61/089,221	Carbon nanotubes supported Vanadium oxide nanowire composites for electrochemical supercapacitor	8/15/2008	UCLA (Lu)		8/15/2009	Venable (Daley)	UCLA	2009-058-2	58086-262775
AMP02	P	Filed	61/232,899	SUPERCAPACITORS WITH MULTIPLE NANOWIRE NETWORK ELECTRODES AND METHODS OF FABRICATING THE SAME	8/11/2009	Amperics	Asymmetric supercapacitor embodiments	8/11/2010	O'Banion (O'banion)			UC10-077-1
AMP03	PCT	Filed	PCT/US2009/055910	CHARGE STORAGE DEVICE ARCHITECTURE FOR INCREASING ENERGY AND POWER DENSITY	9/3/2009	UCLA (Gruner)	Hybrid electrodes w/ EDLC and redox materials on contact w/ electrolyte & CC		O'Banion (O'banion)	UCLA		UC09-086-2FP
	P	Expired	61/094,353	Charge Storage Device Architecture for Increased Energy and Power Density	9/4/2008	UCLA (Gruner)		9/4/2009		UCLA	2009-086-1
AMP04	NP	Filed	12/576,937	CHARGE STORAGE DEVICES CONTAINING CARBON NANOTUBE FILMS AS ELECTRODES AND CHARGE COLLECTORS	10/9/2009	UCLA (Gruner)			O'Banion (O'banion)	UCLA		UC07-520-2US
	PCT	Expired	PCT/US2008/004593	CHARGE STORAGE DEVICES CONTAINING CARBON NANOTUBE FILMS AS ELECTRODES AND CHARGE COLLECTORS	4/10/2008	UCLA (Gruner)			Venable (Daley)	UCLA	2007-520-1	UC07-520
	P1	Expired	60/907,587		4/10/2007	UCLA (Gruner)
	P2	Expired	60/929,809		7/13/2007	UCLA (Gruner)
AMP05	P	Filed	61/143,653	Charge Storage Device Architecture for Increased Energy and Power Density	1/9/2009	UCLA (Dunn)	Nanoparticle electrodes with tailored pore size	1/11/2010	O'Banion (O'banion)	UCLA		UC09-392-1
AMP06	P	Expired	61/260,217	HIERARCHICAL CARBON MONOLITH SUPERCAPACITOR	11/11/2009	Madrid (del Monte)	HCMs with tailored bimodal pore size	11/11/2010	Catalyst IP Group
AMP07	NP	Filed	13/079,773	TERNARY OXIDE SUPERCAPACITOR ELECTRODES	4/4/2011	Amperics	Ternary oxide electrodes		Catalyst IP Group
	P	Expired	61/320703	TERNARY OXIDE SUPERCAPACITOR ELECTRODES	4/3/2010	Amperics	Ternary oxide electrodes	4/3/2011	Catalyst IP Group
AMP08	NP	Filed	13/089,299	CHARGE STORAGE DEVICE ARCHITECTURE FOR INCREASING ENERGY AND POWER DENSITY	4/18/2011	Amperics	Three- component electrode (CNT, oxide, activated carbon composite structure)		Catalyst IP Group
	P	Expired	61/325326	CHARGE STORAGE DEVICE ARCHITECTURE FOR INCREASING ENERGY AND POWER DENSITY	4/18/2010	Amperics	Three- component electrode (CNT, oxide, activated carbon composite structure)	4/18/2011	Catalyst IP Group

Exhibit 1 – Page 2